UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): October 18, 2012

Alpha Lujo, Inc.
(Exact name of registrant as specified in its charter)

New York	333-156531	20-5518632
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

8040 E Morgan Trail, Unit 18
Scottsdale, AZ 85258, USA

(Address of principal executive offices)

Registrant’s telephone number, including area code:
+1 (520) 818 4155

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Stock Exchange Agreement.

On October 18, 2012, the Company entered into a Stock Exchange Agreement with Ontex Holdings Limited, a Hong Kong company (“Ontex”). Pursuant to the agreement, Ontex exchanged all of its rights to 5,000,000 shares of the Class A Super Voting Preferred Stock of the Company for 150,000,000 shares of common stock of the Company. The agreement was approved by a majority of the Company’s shareholders. In June 2011, Ontex previously acquired the Class A Super Voting Preferred Stock of the Company in exchange for the cancellation of $50,000 of a loan payable to Ontex. The Class A Super Voting Preferred Stock of the Company had 50 to 1 voting rights on all matters presented to the Company’s common stock holders for a vote. Prior to the transaction, Ontex owned 6,928,810 shares of common stock of the Company, or approximately 26.5% of the issued and outstanding shares of common stock of the Company based on 26,120,667 shares of common stock outstanding. After giving effect to the transaction, Ontex will own 156,928,810 shares of common stock, or 89.1% shares of the issued and outstanding shares of common stock of the Company based on 176,120,667 shares of common stock outstanding post transaction.

The above described Stock Exchange Agreement is attached hereto as an exhibit and the above description is qualified in its entirety by reference to the exhibits.

Item 9.01 Financial Statements and Exhibits.

10.4 Stock Exchange Agreement dated October 18, 2012 by and between the Company and Ontex Holdings Limited, a Hong Kong company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alpha Lujo, Inc.

Date: November 13, 2012	By:	/s/ William Tien -------------------
	Name:	William Tien
	Title:	President